For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2007 FINANCIAL RESULTS
• Record 2007 Net Sales of $1.394 Billion, an Increase of 15.7 Percent Over 2006
• 2007 Net Earnings of $75.7 Million, an Increase of 6.6 Percent Over 2006
• 2007 Diluted EPS of $1.63, an Increase of 2.5 Percent Over 2006

MANHATTAN BEACH, CA. – February 13, 2008 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fiscal year 2007 net sales increased 15.7 percent to $1.394 billion as compared to net sales of $1.205 billion in 2006. Net earnings for 2007 were $75.7 million versus net earnings of $71.0 million in 2006. For fiscal year 2007, diluted earnings per share were $1.63 based on 46,741,000 weighted average shares outstanding versus diluted earnings per share of $1.59 based on 46,139,000 weighted average shares outstanding in the prior year.

Net sales for the fourth quarter of 2007 were $302.0 million as compared to $304.5 million in the fourth quarter of 2006. Net earnings for the fourth quarter of 2007 were $12.1 million versus net earnings of $14.6 million in the fourth quarter of 2006. Net earnings per diluted share in the fourth quarter of 2007 were $0.26 based on 46,639,000 weighted average shares outstanding as compared to net earnings per diluted share of $0.33 based on 46,564,000 weighted average shares outstanding in the fourth quarter of 2006.

“We are pleased with our record annual sales of just under $1.4 billion and three record sales quarters and increased profitability during 2007, the result of successfully growing our business worldwide,” stated Fred Schneider, chief financial officer of SKECHERS. “Our international business grew significantly during the fourth quarter, which offset the closing of some underperforming brands and a decrease in our domestic business resulting from the slow U.S. retail climate, enabling us to deliver nearly flat fourth quarter revenues. In this challenging domestic retail environment, many of our accounts are booking closer to season and moving shipments from the fourth quarter to the early part of the first quarter. This shift has contributed to our strong double-digit backlog going into the first quarter, which does not have the benefit from the lines we discontinued.”

Gross profit for 2007 was $600.0 million compared to $523.3 million in 2006. Gross margin for 2007 was 43.0 percent versus 43.4 percent for 2006. Gross profit for the fourth quarter of 2007 was $127.3 million compared to $127.9 million in the fourth quarter of 2006. Gross margin in the fourth quarter 2007 was 42.1 percent versus 42.0 percent for the fourth quarter of 2006.

Robert Greenberg, the Company’s chief executive officer, commented: “We are extremely proud to close our 15th year of business just shy of $1.4 billion in annual sales. SKECHERS has truly become a global brand with new ventures in Brazil and China – two areas with tremendous potential, operations in over 100 countries, and more than 250 SKECHERS retail stores around the world. 2007 marked the launch of our nano liteTM molded footwear Cali Gear by SKECHERS, which we believe has great opportunities in the U.S. and abroad. We continued to support each of our SKECHERS and fashion brands with an aggressive marketing approach that included in-store, TV, outdoor and print. In 2007, our marketing featured several celebrities: Ashlee Simpson for SKECHERS, JoJo for Rhino Red, and most recently a Red by Marc Ecko television and print campaign featuring High School Musical stars Vanessa Hudgens and Ashley Tisdale, which will continue this year. In 2008, we are looking forward to continuing to build our brands – including the recent addition of BEBE SPORT footwear supported by the image of Eva Longoria in the sporty fashion shoes – and believe we have more room to grow both our SKECHERS and fashion lines. We believe that 2008 will be another year of strong global growth, and we look forward to breaking new records and exploring new opportunities for growth.”

“We believe that our continuous marketing efforts have helped build and establish each of our brands and positively impacted 2007 sales. We are in a very strong position in terms of our product offering, marketing efforts and operations with plans to grow our distribution capabilities with a new 1.8 million-square-foot, single facility,” added David Weinberg, chief operating officer of SKECHERS. “In 2008, we are focusing on growing our established lines, launching BEBE SPORT, capitalizing on our brand in the international marketplace and exploring additional expansion opportunities overseas. We are also looking to grow our U.S. retail operations with another 25 to 30 new stores this year and continuing to support our international distributors and subsidiaries. Although the U.S. retail environment has been soft for many of our partners as well as in some of our own stores, we believe our momentum will continue in 2008 as our current backlog is up 29 percent year-over-year, and we are experiencing strong shipments in the first quarter.”

The Company announced that it expects first quarter 2008 net sales to be in the range of $385 million to $395 million and diluted earnings per share to be in the range of $0.57 to $0.62.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Asia, and across Europe. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements made by Messrs. Schneider, Greenberg and Weinberg, as well as other statements about guidance.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of the Company, and can be identified by the use of forward looking language such as believe, anticipate, expect, estimate, intend, plan, project, will be, will continue, will result, could, may, might, or any variations of such words with similar meanings.  Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements.  Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of prolonged adverse weather conditions, a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs, production delays and/or transportation delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by the Company’s independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; changes in economic conditions that could affect the Company’s ability to open retail stores in new markets and/or the sales performance of the Company’s existing stores; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2006 and the Company’s Form 10-Q for the quarter ended September 30, 2007. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment.  New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.  Moreover, reported results should not be considered an indication of the Company’s future performance.

(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$199,516	$160,485
Short-term investments	104,500	60,000
Trade accounts receivable, net	167,406	177,740
Other receivables	10,520	8,035

Total receivables	177,926	185,775

Inventories	204,211	200,877
Prepaid expenses and other current assets	13,993	15,321
Deferred tax assets	8,594	9,490

Total current assets	708,740	631,948
Property and equipment, at cost less accumulated depreciation and amortization	98,400	87,645
Intangible assets, less applicable amortization	78	633
Deferred tax assets	13,983	11,984
Other assets, at cost	6,776	4,843

TOTAL ASSETS	$827,977	$737,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current installments of long-term borrowings	$437	$576
Accounts payable	164,466	161,150
Accrued expenses	19,949	19,435

Total current liabilities	184,852	181,161
Long-term borrowings, excluding current installments	16,462	106,805
Stockholders’ equity	626,663	449,087

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$827,977	$737,053

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$302,041	$304,494	$1,394,181	$1,205,368
Cost of sales	174,789	176,561	794,192	682,022

Gross profit	127,252	127,933	599,989	523,346
Royalty income	787	1,202	4,179	4,114

	128,039	129,135	604,168	527,460

Operating expenses:
Selling	21,079	22,935	126,527	109,886
General and administrative	89,823	82,818	364,711	305,030

	110,902	105,753	491,238	414,916

Earnings from operations	17,137	23,382	112,930	112,544

Other income (expense):
Interest, net	1,434	(80)	5,277	(876)
Other, net	(31)	652	98	980

	1,403	572	5,375	104

Earnings before income taxes	18,540	23,954	118,305	112,648
Income tax expense	6,445	9,372	42,619	41,654

Net earnings	$12,095	$14,582	$75,686	$70,994

Net earnings per share:
Basic	$0.26	$0.35	$1.67	$1.73

Diluted	$0.26	$0.33	$1.63	$1.59

Weighted average shares:
Basic	45,750	41,622	45,262	41,079

Diluted	46,639	46,564	46,741	46,139